Agreement of Limited Liability Company
                                   of

                        FT Defined Portfolios LLC
                  a Delaware Limited Liability Company

James A. Bowen (the "Member") hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability
Company Act, 6 Del. C. Section 18-101, et seq. (the "Act"), and hereby declares the following to be the Limited Liability Company
Agreement of such limited liability company:

     1. Name. The name of the limited liability company formed hereby (the "LLC") is FT Defined Portfolios LLC.

     2. Purpose and Powers. The purpose of the LLC is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The LLC shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC.

     3. Registered Office. The registered office of the LLC in the State of Delaware is located at 30 Old Rudnick Lane, Suite 100, Dover, Delaware 19901.

     4. Registered Agent. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware are Lexis Document Services Inc., 30 Old Rudnick Lane, Suite 100, Dover, Delaware 19901.

     5. Admission of Member. At no time may the LLC have more than one Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, James A. Bowen is admitted as the sole Member of the LLC in respect of the Interest (as hereinafter defined).

     6. Interest. The LLC shall be authorized to issue a single class of Limited Liability Company Interest (as defined in the Act) (the "Interest") including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

     7. Capital Subscriptions. The Member may contribute cash or other property to the LLC as it shall decide, from time to time.

     8.  Tax Characterization and Returns.   It is the intention of the
Member that the LLC be disregarded for federal and all relevant state tax purposes and that the activities of the LLC be deemed to be activities of the Member for such purposes. All provisions of the LLC's Certificate of Formation and this Agreement are to be construed so as to


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preserve that tax status.  The Member is hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the LLC with any such tax authorities.

     9.  Management.

     a. Board of Trustees. The management of the LLC shall be vested in a Board of Trustees (the "Board of Trustees") elected by the Member.
 The total number of members on the Board of Trustees (the "Trustees") shall be one unless otherwise fixed at a different number by an amendment hereto or a resolution signed by the Member. The Member hereby elects James A. Bowen as the initial Trustee of the LLC, to serve until his successors are elected and qualified. A Trustee shall remain in office until removed by a written instrument signed by the Member or until such Trustee resigns in a written instrument delivered to the Member or such Trustee dies or is unable to serve. In the event of any such vacancy, the Member may fill the vacancy. Each Trustee shall have one (1) vote. Except as otherwise provided in this Agreement, the Board of Trustees shall act by the affirmative vote of a majority of the total number of Trustees. Each Trustee shall perform his or her duties as such in good faith, in a manner he reasonably believes to be in the best interests of the LLC, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of serving or having served as a Trustee. A Trustee shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the LLC.

     b. Meetings and Powers of Board of Trustees. The Board of Trustees shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement. Any action required to be taken at a meeting of the Board of Trustees or any action that may be taken at a meeting of the Board of Trustees may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting. Notwithstanding anything to the contrary in this Section 9, the Board of Trustees may take without a meeting any action that may be taken by the Board of Trustees under this Agreement if such action is approved by the unanimous written consent of the Trustees.

Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the LLC shall be exclusively vested in the Board of Trustees and the Board of Trustees may exercise all powers of the LLC and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Member and in so doing shall have the right and authority to take all actions which the Board of Trustees deems necessary, useful or appropriate for the management and conduct of the business of the LLC; provided, however, that the Member may amend this Agreement at any time and thereby broaden or limit the Board of Trustees' power and authority.

     c. Officers. The LLC shall have officers who are appointed by the Board of Trustees. The officers of the LLC shall consist of a President, one or more Vice Presidents, a Secretary and a Treasurer.
The initial officers of the LLC shall be:


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President                       James A. Bowen
Vice President                  David B. Field
Treasurer                       Mark R. Bradley
Secretary                       W. Scott Jardine

The powers and duties of each officer shall be as follows:

The President. The President shall have, subject to the supervision, direction and control of the Board of Trustees, the general powers and duties of supervision, direction and management of the affairs and business of the LLC usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the LLC.

The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Trustees or the President.

The Secretary. The Secretary shall attend meetings of the Board of Trustees and meetings of the Member and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a corporation or as may from time to time be assigned to him or her by the Board of Trustees or the President.

The Treasurer. The Treasurer shall have custody of the LLC's funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the LLC and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the LLC in such depositories as may be designated by the Board of Trustees. The Treasurer shall also maintain adequate records of all assets, liabilities, and transactions of the LLC and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a corporation or as may from time to time be assigned to him or her by the Board of Trustees or the President.

Each of the officers of the LLC shall be an "authorized person" within the meaning of the Act for purposes of executing the LLC's Certificate of Formation.

     d. Indemnification of the Trustees and Officers. Unless otherwise provided in this Section 9, the LLC shall indemnify, save harmless, and pay all judgments and claims against any Trustee or Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by any Trustee or Officer in connection with the business of the LLC, including reasonable attorneys' fees incurred by the Trustee or Officer in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as


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incurred.  Unless otherwise provided in this Section 9, in the event of any action by the Member against any Trustee or Officer, including a derivative suit, the LLC shall indemnify, save harmless, and pay all expenses of such Trustee or Officer, including reasonable attorneys' fees incurred in the defense of such action. Notwithstanding the provisions of this Section 9, this Section shall be enforced only to the maximum extent permitted by law and no Trustee or Officer shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

     e. Rights and Powers of the Member. The Member shall not have any right or power to take part in the management or control of the LLC or its business and affairs or to act for or bind the LLC in any way. Notwithstanding the foregoing, the Member has all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The Member has no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required in the Act. Notwithstanding any other provision of this Agreement, no action may be taken by the LLC (whether by the Board of Trustees, or otherwise) in connection with any of the following matters without the written consent of the Member:

          (1) the dissolution or liquidation, in whole or in part, of the LLC, or the institution of proceedings to have the LLC adjudicated bankrupt or insolvent;

          (2) the filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;

          (3) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the LLC or a substantial part of its property;

          (4)  the merger of the LLC with any other entity;

          (5)  the sale of all or substantially all of the LLC's assets;
or

          (6)  the amendment of this Agreement.

    10. Distributions. The Board of Trustees may cause the LLC to distribute any cash held by it which is neither reasonably necessary for the operation of the LLC nor in violation of Section 18-607 or 18-804 of the Act to the Member at any time.

    11. Assignments. Except as expressly provided herein, the Member may not assign all or any part of its Interest. A Member may assign all, but not part, of its Interest to a party approved by the Board of Trustees (hereinafter referred to as a "Permitted Transferee"). A Permitted Transferee shall become a substituted Member automatically upon an assignment that complies with this Section 11.

    12. Additional Members. No additional Persons may be admitted as Members in the LLC, except upon an assignment by the Member of its Interest, upon the terms and conditions set forth in Section 11 hereof.


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    13.  Dissolution.  The LLC shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Member, or (b) an event of dissolution of the LLC under the Act; provided, however, that ninety (90) days following any event terminating the continued membership of the Member, if the Personal Representative (as defined in the Act) of the Member agrees in writing to continue the LLC and to admit itself or some other Person as a member of the Company effective as of the date of the occurrence of the event that terminated the continued membership of the Member, then the LLC shall not be dissolved and its affairs shall not be wound up.

    14. Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 13 hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the LLC's creditors to the extent required by Section 18-804 of the Act, the remaining funds of the LLC.

    15. Limited Liability. No Member or Trustee shall have any liability for the obligations of the LLC except to the extent required by the Act.

    16. Amendment. This Agreement may be amended only in a writing signed by the Member.

    17. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

    18. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

    19. Consent to Jurisdiction Provision. The Member hereby (i) irrevocably submits to the non-exclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement, and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.


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In Witness Whereof, the undersigned has caused this Agreement of Limited
Liability Company to be executed as of the ____ day of April.

                                         By: ______________________

                                             Name:  James A. Bowen
                                             Title:  Sole Member

Consented and Agreed:



___________________________
James A. Bowen, Trustee


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